June 28, 2004

Alberta Securities Commission
British Columbia Securities Commission
Saskatchewan Financial Services Commission
Manitoba Securities Commission
Ontario Securities Commission
L'Autorité des Marchés Financiers
The Office of the Administrator, Securities Administration Branch, New Brunswick
Nova Scotia Securities Commission
Registrar of Securities, Prince Edward Island
Securities Commission of Newfoundland and Labrador

Dear Sirs / Mesdames:

Re: Provident Energy Trust (the "Trust")

We refer to the short-form prospectus of Provident Energy Trust dated June 28, 2004 relating to the sale and distribution of 12,100,000 Trust Units of the Trust and $50,000,000 aggregate amount of 8% Convertible Unsecured Subordinated Debentures of the Trust (the "Prospectus").

We were the auditors of the Redwater Natural Gas Liquids Processing System of Williams Energy (Canada) Inc. ("Redwater") for the year ended December 31, 2002 and under date of July 31, 2003 we reported on the following financial statements of Redwater incorporated by reference in the Prospectus:

Balance sheet as at December 31, 2002;
Statements of operations and cash flows for the year ended December 31, 2002.

The Prospectus also includes a pro forma consolidated statement of operations of the Trust for the year ended December 31, 2003, which gives effect to the acquisition of Redwater as if it had happened as at January 1, 2003.

The pro forma consolidated statement of operations of the Trust for the year ended December 31, 2003 includes a column containing the results of operations of Redwater for the period from July 1, 2003 to September 29, 2003 (the "unaudited interim financial information").

We have not audited any financial statements of Redwater as at any date or for any period subsequent to December 31, 2002. Therefore, we are unable to and do not express an opinion on the unaudited interim results of operations of Redwater for the period from July 1, 2003 to September 29, 2003 nor on its financial position or the results of its operations or its cash flows as at any date or for any period subsequent to December 31, 2002.

We have, however, compared each of the figures in the unaudited interim financial information to a schedule prepared by accounting staff of the Trust (the "schedule") and found them to be in agreement. We then compared each of the figures in the schedule to the accounting records of Redwater and found them to be in agreement. These procedures do not constitute an audit or review of the unaudited interim financial information, and accordingly we do not express any assurance thereon.

This letter is provided solely for the purpose of assisting the securities regulatory authorities to which it is addressed in discharging their responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter, or any reliance or decisions made based on it, are the responsibility of such third parties. We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this letter.

Yours very truly,

Chartered Accountants